Exhibit 10.3

October 20, 2022

Christine Rose Coyne

Dear Christine:

This letter sets forth the substance of the separation agreement (the “Agreement”) that SCYNEXIS, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be November 30, 2022 (the “Separation Date”).
2.
Accrued Salary and Paid Time Off. By the date required by applicable law, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.
3.
Severance Benefits. Although the Company has no obligation to provide certain benefits listed below, if you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then:
i.
Separation Payment. The Company will pay you a lump sum total of $202,595.00, subject to standard payroll deductions and withholdings, which is equivalent to six (6) months of your base salary rate as of the Separation Date (as provided for under your Employment Agreement with the Company that you signed on April 20, 2021 (“Employment Agreement”)). This amount will be paid within ten (10) business days after the Effective Date (as defined in the ADEA Release Section below).
ii.
Sign-On Bonus. The Company hereby waives any right to recoup the sign-on bonus paid to you under the Employment Agreement.
iii.
Annual Bonus. At the time of determination of Annual Bonuses (as described in the Employment Agreement) first following the Separation Date, you will be considered for an Annual Bonus.
iv.
Stock Option and Restricted Stock Unit Acceleration. Effective as of immediately prior to the Separation Date, the Company agrees to accelerate the vesting of your granted stock options and restricted stock units such that you will be considered to have vested in such stock options and restricted stock units through, and no later than, May 31, 2023.
v.
Outplacement. The Company will provide 12 months of outplacement services through Randstad RiseSmart, once you have elected to participate in the services made available by the Company. The Company will directly pay Randstad RiseSmart for outplacement services. You will receive information about the available outplacement options under separate cover.
vi.
Option Exercise Period. Effective as of immediately prior to the Separation Date, the Company agrees to extend the period of time for you to exercise any shares subject to your vested options in Company stock until the earlier of (i) the expiration date of the applicable stock option, or (ii) the one-year anniversary of the Separation Date. Such stock options shall continue to be governed by the terms of the applicable Company Equity Incentive Plan. If you accept this Agreement, you acknowledge and agree that your stock option(s) have/has been modified by the provisions of this Agreement and that, as a result of the tax rules applicable to incentive stock options, the option(s) that was/were intended to qualify as an incentive stock option may hereafter be treated as a nonstatutory stock option, and you acknowledge that you must satisfy all applicable tax withholding obligations upon exercise of such stock option(s). You acknowledge that you have been advised to seek independent tax advice of the consequences of such modification.
vii.
You acknowledge that without this Agreement, you are otherwise not entitled to the consideration listed in this Section 3. You further acknowledge and agree that the payments set forth above fully satisfy any requirement of the Company, whether by written or unwritten contract, policy, or agreement, to pay you severance or other separation pay, including, but not unlimited to, under the Employment Agreement.
4.
Health Insurance Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on November 30, 2022. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) for the date that is the sooner of: (i) 6 months after the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. You must timely pay your premiums, and then provide documentation to the Company to obtain reimbursement for your COBRA premiums under this Section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA, you must immediately notify the Company in writing.
5.
Equity. Under the terms of your Option Agreements, Restricted Stock Unit Award Agreements, and the applicable plan documents, vesting of your stock options and/or restricted stock units (if any) will cease as of the Separation Date. (For the sake of clarity, the vesting acceleration for stock options and restricted stock units addressed in Section 3(iv) occurs immediately prior to the Separation Date.) You understand and agree that you shall forfeit as of the Separation Date any unvested common stock, stock options, or other equity interest in the Company. Your right to exercise any vested shares subject to a stock option (if any), and all other rights and obligations with respect to your stock option(s), will be as set forth in your Option Agreement, grant notice, and applicable plan documents, as modified by this Agreement. Your rights and obligations with respect to your restricted stock units (if any) will be as set forth in your Restricted Stock Unit Award Agreement, grant notice, and applicable plan documents.
6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
7.
Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for eligible expenses pursuant to its regular business practice.
8.
Return of Company Property. You agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.
9.
Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under the Confidentiality, Inventions and Non-Competition Agreement between you and the Company (the “Confidentiality Agreement”).
10.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; and (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.
11.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation. You agree to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within one (1) week after the Separation Date to remove any indication that you are employed by the Company.
12.
References. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and position.
13.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

15.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
16.
Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act (“ADEA”); New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 to 10:5-49; New Jersey Equal Pay Act, N.J. Stat. Ann. § 34:11-56.1 to 34:11-56.14.; New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 to 34:19-14; New Jersey Civil Rights Act, N.J. Stat. Ann. § 10:6-1 to 10:6-2; New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 to 34:11B-16; New Jersey Wage and Hour Law, N.J. Stat. Ann. § 34:11-56a to 34:11-4:14.; Plant Closing, Transfers, Mass Layoffs, N.J. Stat. Ann. § 34:21-1 to 34:21-7; New Jersey Public Employees Retirement System Law, N.J. Stat. § 43:15A-6 to 43:15A-82; New Jersey Wage Withholding Protection Law, N.J. Stat. Ann. § 2A:17-56 et seq.; New Jersey Jury Duty Protection Law, N.J. Stat. Ann. § 2B:20-1 to 2B:20-18; New Jersey Military Leave Protection Law, N.J. Stat. Ann. § 38:23C-1 to 38:23C-26; New Jersey E-mail and Social Media Privacy Law, N.J. Stat. Ann. § 18A:3-32.; New Jersey Wiretapping and Electronic Surveillance Control Act, N.J. Stat. Ann. § 2A:156A-1 to 2A:156A-37; New Jersey Workers' Compensation Law's anti-retaliation provisions, N.J. Stat. Ann. §§ 34:15-39.1 to 34:15-39.3.

Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

17.
ADEA Release. You understand and acknowledge that you are waiving and releasing any rights you may have under the ADEA and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have forty-five (45) days within which to consider this Agreement; (c) you been advised in writing by the Company of the class, unit, or group of individuals covered by the reduction in force, the eligibility factors for the reduction in force, and the job titles and ages of all individuals who were and were not selected, as set forth in Exhibits A, B, and C herein; (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (e) this Agreement shall not be effective until after the revocation period has expired; and (f) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and returns it to the Company in less than the 45-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the undersigned Company representative that is received by you prior to the Effective Date. The parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day consideration period referenced above. You understand that this Agreement shall be null and void if not executed by you within forty-five (45) days. Each party has seven (7) days after that party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by the parties and has not been revoked by either party before that date (the “Effective Date”).
18.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
19.
Breach; Attorneys’ Fees. You acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by you challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or its exhibits shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages and injunctive relief, except as provided by law, provided, however, that the Company shall not recover Fifty Dollars ($50.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by you under this Agreement and its exhibits. In addition, except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
20.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
21.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in the state in which you primarily worked for the Company (the “Work Location”) (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc.

(“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. You and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
22.
Miscellaneous. This Agreement, including all exhibits and the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including the Employment Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of your Work Location without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Scott Sukenick

Scott Sukenick

General Counsel

I have read, understand and agree fully to the foregoing Agreement:

/s/ Christine Coyne

Christine Coyne

11/30/22

Date